Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Second Quarter 2015 Results

OKLAHOMA CITY (August 5, 2015) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported financial and operational results for the quarter ended June 30, 2015 and provided an update on its 2015 activities. Key information for the second quarter includes the following:

•	Net production averaged 473.9 MMcfe per day, an increase of 196% compared to the second quarter of 2014 and an increase of 12% as compared to the first quarter of 2015.

•	Estimated July 2015 net production averaged 574 MMcfe per day, a 21% increase over the second quarter of 2015.

•	Realized natural gas price before the impact of derivatives and including transportation costs averaged $2.23 per Mcf, a $0.41 per Mcf differential to NYMEX during the quarter.

•	Net loss of $31.3 million, or $0.32 per diluted share.

•	Adjusted net income (as defined below) of $250,000, or $0.00 per diluted share.

•	Adjusted EBITDA (as defined below) of $84.6 million.

•	Increased 2015 full-year production guidance to a range of 517 MMcfe per day to 541 MMcfe per day, an increase of 115% to 125% over 2014 average daily production.

•	Announced successful down spacing tests resulting in 750 foot inter-lateral spacing in the wet gas and dry gas phase windows of the play and 600 foot inter-lateral spacing in the condensate window of the Utica Shale.

•	Announced Utica Shale dry gas EUR expectations of 2.2 Bcf per 1,000 foot of lateral in the dry gas west window, 2.4 Bcf per 1,000 foot of lateral in the dry gas central window and at or in excess of 2.6 Bcf per 1,000 foot of lateral in the dry gas east window.

Financial Results

For the second quarter of 2015, Gulfport reported a net loss of $31.3 million on oil and natural gas revenues of $112.3 million, or $0.32 per diluted share. For the second quarter of 2015, EBITDA (as defined below) was $34.8 million and cash flow from operating activities before changes in working capital was $74.6 million. The GAAP net income for the second quarter of 2015 included the following items:

•	Aggregate non-cash unrealized hedge loss of $34.6 million.

•	Aggregate loss of $15.1 million in connection with Gulfport’s equity interests in certain equity investments.

•	Associated adjusted taxable expense of $964,000.

Excluding the effect of these items, Gulfport’s financial results for the second quarter of 2015 were as follows:

•	Adjusted oil and natural gas revenues of $146.9 million.

•	Adjusted net income of $250,000, or $0.00 per diluted share.

•	Adjusted EBITDA (as defined below) was $84.6 million.

Production

Gulfport’s net daily production for the second quarter of 2015 averaged approximately 473.9 MMcfe per day, representing a 12% increase over first quarter 2015 production of 424.4 MMcfe per day and a 196% increase over second quarter 2014 production of 160.3 MMcfe per day. For the second quarter of 2015, Gulfport’s net daily production mix was comprised of approximately 77% natural gas, 13% natural gas liquids and 10% oil, as compared to 68% natural gas, 20% natural gas liquids and 12% oil during the first quarter of 2015 and 62% natural gas, 9% natural gas liquids and 29% oil during the second quarter of 2014.

Gulfport’s realized prices for the second quarter of 2015 were $1.99 per Mcf of natural gas, $0.30 per gallon of NGL and $47.40 per barrel of oil, resulting in a total equivalent price of $2.60 per Mcfe. Gulfport’s realized prices for the second quarter of 2015 include an aggregate non-cash unrealized hedge loss of $34.6 million. Before the impact of derivatives, realized prices for the second quarter of 2015, including transportation costs, were $2.23 per Mcf of natural gas, $0.30 per gallon of NGL and $50.15 per barrel of oil, for a total equivalent price of $2.84 per Mcfe.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Production Volumes:
Natural gas (MMcf)	33,119.7	8,972.1	59,084.8	16,634.0
Oil (MBbls)	727.1	709.5	1,492.7	1,436.2
NGL (MGal)	39,521.1	9,538.8	92,999.2	27,773.6
Gas equivalent (MMcfe)	43,128.1	14,591.7	81,326.3	29,218.8
Gas equivalent (Mcfe per day)	473,935	160,349	449,317	161,430
Average Realized Prices
(before the impact of derivatives):
Natural gas (per Mcf)	$2.23	$4.43	$2.47	$4.68
Oil (per Bbl)	$50.15	$99.40	$45.82	$98.83
NGL (per Gal)	$0.30	$1.14	$0.37	$1.33
Gas equivalent (per Mcfe)	$2.84	$8.30	$3.05	$8.79
Average Realized Prices:
(including cash-settlement of derivatives and excluding unrealized hedge loss):
Natural gas (per Mcf)	$2.97	$3.60	$3.18	$3.75
Oil (per Bbl)	$50.14	$97.29	$46.78	$97.01
NGL (per Gal)	$0.30	$1.14	$0.37	$1.33
Gas equivalent (per Mcfe)	$3.41	$7.69	$3.59	$8.17
Average Realized Prices:
Natural gas (per Mcf)	$1.99	$3.96	$3.12	$3.24
Oil (per Bbl)	$47.40	$95.95	$46.87	$98.49
NGL (per Gal)	$0.30	$1.14	$0.37	$1.33
Gas equivalent (per Mcfe)	$2.60	$7.85	$3.55	$7.95

Subsequent to the second quarter of 2015, estimated July 2015 net production averaged approximately 574 MMcfepd, with the Utica Shale representing approximately 96% of the aggregate net production. Gulfport currently estimates that the third quarter of 2015 net production will range from 590 MMcfepd to 610 MMcfepd.

Capital Spending

During the second quarter of 2015, Gulfport’s exploration and production capital expenditures totaled $191 million and leasehold capital expenditures totaled $12 million. As of June 30, 2015, Gulfport has spent approximately 63% to 69% of Gulfport’s 2015 capital budget of $646 to $706 million. Gulfport expects the remaining 31% to 37% to be spent ratably over the remainder of the year.

Capital Markets Activity

On April 21, 2015, Gulfport closed an upsized underwritten public offering of 10,925,000 shares of the Company’s common stock, including shares the Company issued to the underwriters under a 30-day option to purchase additional shares. The Company received net proceeds of approximately $501.9 million after underwriting discounts, commissions and estimated offering expenses. In addition, on April 21, 2015, Gulfport closed an upsized private placement of $350 million of 6.625% senior unsecured notes due 2023 issued at par. The Company received net proceeds of approximately $343.6 million after discounts, commissions and estimated offering expenses. A portion of the net proceeds from these offerings was used to repay the then current outstanding borrowings under its secured revolving credit facility and the remaining net proceeds will be used to fund Gulfport’s previously announced pending acquisition of Paloma Partners III, LLC and for general corporate purposes, including the funding of a portion of its 2015 and 2016 capital development plans.

On June 12, 2015, Gulfport closed an underwritten public offering of 11,500,000 shares of the Company’s common stock, including shares the Company issued to the underwriters under a 30-day option to purchase additional shares. The Company received net proceeds of approximately $479.8 million after underwriting discounts, commissions and estimated offering expenses. A portion of the net proceeds from this offering was used to fund a portion of the purchase price for Gulfport’s previously announced acquisition of certain acreage and other assets in the Utica Shale in Ohio from American Energy – Utica, LLC (“AEU”) and the remainder will be used for general corporate purposes, including the funding of a portion of its 2015 and 2016 capital development plans.

In total, Gulfport closed capital markets transactions totaling $1.3 billion during the second quarter of 2015.

Financial Position and Liquidity

As of June 30, 2015, Gulfport had cash on hand of approximately $525.5 million. In addition, as of June 30, 2015, Gulfport’s revolving credit facility of $575 million was undrawn with outstanding letters of credit totaling $92.7 million.

Derivatives

Gulfport continues to hedge a significant portion of its expected production to lock in prices and returns that provide certainty of cash flow to execute on its capital plans. The table below sets forth the Company’s hedging positions as of August 5, 2015.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES—HEDGE POSITION AS OF AUGUST 5, 2015

(Unaudited)

	3Q2015	4Q2015
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	267	296
Price ($ per MMbtu)	$3.86	$3.87
Swaption contracts (NYMEX)
Volume (BBtupd)	—	—
Price ($ per MMbtu)	—	—
Basis Swap Contract (Michcon)
Volume (BBtupd)	40	40
Differential ($ per MMBtu)	$0.02	$0.02
Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,500	1,500
Price ($ per Bbl)	$63.03	$63.03
Swap contracts (WTI)
Volume (Bblpd)	1,000	1,000
Price ($ per Bbl)	$61.40	$61.40

	2015	2016	2017	2018	2019
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	241	258	151	70	5
Price ($ per MMbtu)	$3.94	$3.67	$3.52	$3.35	$3.37
Swaption contracts (NYMEX)
Volume (BBtupd)	—	20	—	—	—
Price ($ per MMbtu)	$—	$3.38	$—	$—	$—
Basis Swap Contract (Michcon)
Volume (BBtupd)	34	40	—	—	—
Differential ($ per MMBtu)	$0.02	$0.02	$—	$—	$—
Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,132	746	—	—	—
Price ($ per Bbl)	$62.86	$63.03	$—	$—	$—
Swap contracts (WTI)
Volume (Bblpd)	586	497	—	—	—
Price ($ per Bbl)	$61.40	$61.40	$—	$—	$—

2015 Capital Budget and Guidance

Gulfport reaffirms its expectation that exploration and production capital expenditures will be in the range of $561 million to $611 million, with approximately 96% allocated to its activity in the Utica Shale. Additionally, excluding the pending Paloma acquisition and the recently completed AEU acquisitions, Gulfport anticipates spending approximately $85 million to $95 million on leasehold acquisitions in the Utica Shale during 2015, with its efforts primarily focused on bolt-on acquisitions to existing units included in its long-term development plans.

Gulfport increased its 2015 production guidance and now estimates that 2015 average daily production will be in the range of 517 MMcfe per day to 541 MMcfe per day, an increase of 115% to 125% over its 2014 average daily production. Production is forecasted to be 75% to 85% natural gas.

Gulfport continues to estimate that its realized natural gas price, before the effect of hedges and inclusive of the Company’s firm transportation expense, will be approximately $0.52 to $0.58 per MMBtu below NYMEX settlement prices in 2015 and its 2015 realized price for oil will be approximately $10.00 per barrel below WTI. Updated to reflect weakened NGL markets and the Company’s plans to recover minimal amounts of ethane for the remainder of 2015, Gulfport now estimates that its 2015 realized NGL price will be $0.32 to $0.37 per gallon.

The table below summarizes the Company’s full-year 2015 guidance:

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

	Year Ending 12/31/2015
	Low	High
Forecasted Production
Average Daily Gas Equivalent (Mmcfepd)	517	541
% Gas	75%	85%
% Liquids	25%	15%
Forecasted Realizations (before the effects of hedges)
Natural Gas (Differential to NYMEX)—$/MMBtu	$(0.52)	$(0.58)
NGL ($ per gallon)	$0.32	$0.37
Oil (Differential to NYMEX WTI) $/Bbl	$(10.00)
Projected Cash Operating Costs
Lease Operating Expense—$/Mcfe	$0.38	$0.32
Midstream Processing and Marketing—$/Mcfe	$0.82	$0.77
Production Taxes—% of Revenue	3.5%	3%
General and Administrative—$MM	$52	$56
Depreciation, Depletion and Amortization—$/Mcfe	$2.50	$2.00

	Total
Budgeted Capital Expenditures—In Millions:
Utica—Operated	$416	$446
Utica—Non-Operated	$125	$140
Southern Louisiana	$20	$25

Total Budgeted E&P Capital Expenditures	$561	$611
Budgeted Leasehold Expenditures—In Millions:	$85	$95
Net Wells Drilled
Utica—Operated	32	36
Utica—Non-Operated	4	6

Total	36	42
Net Wells Turned-to-Sales
Utica—Operated	42	46
Utica—Non-Operated	7	9

Total	49	55

Operational Results

Utica Shale Activities Update

In the Utica Shale, Gulfport spud 9 gross (6.7 net) wells and turned-to-sales 19 gross (14.5 net) wells during the second quarter of 2015. During the second quarter, net production from Gulfport’s Utica acreage averaged approximately 457.6 MMcfepd, an increase of 260% over the second quarter of 2014 and an increase of 16% over the first quarter of 2015. At present, Gulfport has four operated horizontal rigs drilling in the play.

Utica Shale Well Spacing & Type Curve Update

Since entering the Utica Shale, Gulfport has made it a priority to determine the optimal spacing regime in the play. Gulfport’s science efforts on its Darla Pad and a number of other spacing pilots conducted by the Company and its peers have validated and strengthened its initial thoughts surrounding downspacing. From the Company’s analysis, Gulfport believes 750 foot inter-lateral spacing is the optimal spacing in both the wet gas and dry gas windows and 600 foot inter-lateral spacing is optimal in the condensate window.

As Gulfport has further delineated its Utica position, the Company has divided its acreage position into six different type curve regimes based on BTU content, depth and estimated ultimate recoveries (“EUR”). Gulfport has updated its EUR expectations in the wet gas and condensate windows of the Utica Shale and now models the EURs in ethane rejection, which Gulfport believes is more representative of how it is producing the wells in the play today. In addition, Gulfport published three type curve expectations for the dry gas window of the play, where approximately 64% of the Company’s acreage is located. All type curves assume the wells are produced under Gulfport’s managed pressure program. Gulfport’s spacing assumptions and EUR assumptions are summarized below.

	Condensate West	Condensate East	Wet Gas	Dry Gas West	Dry Gas Central	Dry Gas East
Type Curve Assumptions:
Bcfe / 1,000’:	0.7	1.0	2.0	2.2	2.4	2.6
EUR (Bcfe):	5.7	8.1	16.0	17.2	19.0	20.7
% Gas	42%	56%	77%	100%	100%	100%
Lateral Length (ft):	8,000	8,000	8,000	8,000	8,000	8,000
Assumed Well Spacing (ft)	600	600	750	750	750	750
Net Undeveloped Locations:	183	82	168	187	426	265

Utica Shale Acquisitions Update

As previously announced, on April 15, 2015 Gulfport entered into an agreement to acquire Paloma Partners III, LLC, for a total purchase price of approximately $301 million, subject to closing adjustments. Paloma holds approximately 24,000 net nonproducing acres in the core of the dry gas window of the Utica Shale, located in Belmont and Jefferson Counties, Ohio. The transaction is expected to close during the third quarter of 2015, subject to the satisfaction of certain closing conditions.

In addition, as previously announced, effective June 8, 2015 Gulfport entered into agreements to acquire an aggregate of approximately 35,326 additional net acres in the Utica Shale, associated assets and incremental firm transportation commitments from AEU. As of that date, Gulfport purchased approximately 6,198 gross (6,198 net) acres in

Belmont and Jefferson Counties, Ohio from AEU for a purchase price of approximately $68.2 million, subject to adjustment (the “Belmont/Jefferson acquisition”). On June 12, 2015, Gulfport completed its purchase of approximately 38,965 gross (27,228 net) acres located in Monroe County, Ohio, 14.6 MMcfpd of net production estimated for April 2015, 18 gross (11.3 net) drilled but uncompleted wells, one fully constructed four well pad location and an 11 mile gas gathering system for a total purchase price of approximately $319.0 million (the “Monroe acquisition”). On June 29, 2015 Gulfport acquired the remaining 4,950 gross (1,900 net) acres in Monroe County for an additional approximately $19.4 million from AEU (the “additional Monroe acreage”). The aggregate purchase price for these transactions, including purchase price adjustments through June 30, 2015, was approximately $405.0 million.

Pro forma for the full 24,000 net acres included in the pending Paloma acquisition Gulfport’s holdings of Utica Shale leasehold will total approximately 243,000 net acres under lease in the core of the play.

Southern Louisiana Activities Update

At its West Cote Blanche Bay and Hackberry fields, during the second quarter of 2015 Gulfport performed 13 recompletions. During the second quarter, net production at these fields totaled approximately 2,591 barrels of oil equivalent per day (“Boepd”).

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Thursday, August 6, 2015 at 8:00 a.m. CDT to discuss its second quarter of 2015 financial and operational results and to provide an update on the Company’s recent activities.

Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 86851719. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 86851719. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; Gulfport’s ability to identify, complete and integrate acquisitions of properties and businesses; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax (benefit) expense, accretion expense and depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure equal to EBITDA less unrealized gain/loss from hedges and gain/loss from equity method investments. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activity before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to pre-tax net income less unrealized gain/loss from hedges and gain/loss from equity investments. The Company has presented EBITDA and adjusted EBITDA because it uses these measures as an integral part of its internal reporting to evaluate its performance and the performance of its senior management. These measures are considered important indicators of the operational strength of the Company’s business and eliminate the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that these measures provide useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul Heerwagen

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills

jwills@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, expect share data)		(In thousands, expect share data)
Revenues:
Gas sales	$65,871	$35,522	$184,441	$53,871
Oil and condensate sales	34,465	68,078	69,965	141,455
Natural gas liquids sales	11,958	10,897	33,965	37,033
Other (expense) income	(24)	239	216	406

	112,270	114,736	288,587	232,765

Costs and expenses:
Lease operating expenses	16,863	12,680	33,843	24,309
Production taxes	3,285	6,601	7,570	13,558
Midstream gathering and processing	32,904	10,780	58,285	18,549
Depreciation, depletion and amortization	71,155	55,994	161,064	112,871
General and administrative	9,515	10,382	20,314	19,893
Accretion expense	192	189	382	377
Gain on sale of assets	—	—	—	(11)

	133,914	96,626	281,458	189,546

(LOSS) INCOME FROM OPERATIONS:	(21,644)	18,110	7,129	43,219

OTHER (INCOME) EXPENSE:
Interest expense	12,023	2,402	20,782	6,287
Interest income	(248)	(36)	(257)	(142)
Litigation settlement	—	6,000	—	24,000
Loss (income) from equity method investments	15,120	(69,569)	(4,855)	(198,044)

	26,895	(61,203)	15,670	(167,899)

(LOSS) INCOME BEFORE INCOME TAXES	(48,539)	79,313	(8,541)	211,118
INCOME TAX (BENEFIT) EXPENSE	(17,214)	31,461	(2,735)	80,708

NET (LOSS) INCOME	$(31,325)	$47,852	$(5,806)	$130,410

NET (LOSS) INCOME PER COMMON SHARE:
Basic net (loss) income per share	$(0.32)	$0.56	$(0.06)	$1.53

Diluted net (loss) income per share	$(0.32)	$0.56	$(0.06)	$1.52

Basic weighted average shares outstanding	96,663,358	85,448,678	91,201,824	85,354,566
Diluted weighted average shares outstanding	97,041,908	85,805,896	91,584,318	85,766,679

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2015	December 31, 2014
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$525,488	$142,340
Restricted cash	75,005	—
Accounts receivable—oil and gas	86,621	103,858
Accounts receivable—related parties	90	46
Prepaid expenses and other current assets	15,168	3,714
Short-term derivative instruments	77,350	78,391

Total current assets	779,722	328,349

Property and equipment:
Oil and natural gas properties, full-cost accounting,
$1,797,025 and $1,465,538 excluded from amortization in 2015 and 2014, respectively	4,798,835	3,923,154
Other property and equipment	22,930	18,344
Accumulated depletion, depreciation, amortization and impairment	(1,211,308)	(1,050,879)

Property and equipment, net	3,610,457	2,890,619

Equity investments	362,391	369,581
Derivative instruments	25,871	24,448
Other assets	25,418	19,396

Total other assets	413,680	413,425

Total assets	$4,803,859	$3,632,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$318,725	$371,410
Asset retirement obligation—current	75	75
Short-term derivative instruments	937	—
Deferred tax liability	26,508	27,070
Current maturities of long-term debt	1,738	168

Total current liabilities	347,983	398,723

Long-term derivative instruments	2,753	—
Asset retirement obligation—long-term	21,202	17,863
Deferred tax liability	201,022	203,195
Long-term debt, net of current maturities	963,593	716,316

Total liabilities	1,536,553	1,336,097

Commitments and contingencies
Preferred stock, $.01 par value; 5,000,000 authorized,
30,000 authorized as redeemable 12% cumulative preferred stock,
Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock—$.01 par value, 200,000,000 authorized,
108,203,981 issued and outstanding in 2015 and 85,655,438 in 2014	1,081	856
Paid-in capital	2,816,930	1,828,602
Accumulated other comprehensive loss	(38,412)	(26,675)
Retained earnings	487,707	493,513

Total stockholders’ equity	3,267,306	2,296,296

Total liabilities and stockholders’ equity	$4,803,859	$3,632,393

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Net (loss) income	$(31,325)	$47,852	$(5,806)	$130,410
Interest expense	12,023	2,402	20,782	6,287
Income tax (benefit) expense	(17,214)	31,461	(2,735)	80,708
Accretion expense	192	189	382	377
Depreciation, depletion and amortization	71,155	55,994	161,064	112,871

EBITDA	$34,831	$137,898	$173,687	$330,653

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Cash provided by operating activity	$39,837	$45,359	$138,874	$201,509
Adjustments:
Changes in operating assets and liabilities	34,760	11,287	23,903	(3,756)

Operating Cash Flow	$74,597	$56,646	$162,777	$197,753

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

Three Months Ended June 30, 2015
(In thousands, except share data)
Pre-tax net loss excluding adjustments	$(48,539)
Adjustments:
Unrealized loss from hedges	34,633
Loss from equity method investments	15,120

Pre-tax net income excluding adjustments	$1,214

Tax expense excluding adjustments	964
Adjusted net income	$250

Adjusted net income per common share:
Basic	$0.00

Diluted	$0.00

Basic weighted average shares outstanding	96,663,358
Diluted weighted average shares outstanding	97,041,908

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

Three Months Ended June 30,
2015
(In thousands)
EBITDA	$34,831
Adjustments:
Unrealized loss from hedges	34,633
Loss from equity method investments	15,120

Adjusted EBITDA	$84,584